UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: October 15, 2007
(Date of earliest event reported)
QUEST RESOURCE CORPORATION
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-17371 (Commission File Number)	90-0196936 (I.R.S. Employer Identification No.)

9520 North May Ave., Suite 300 Oklahoma City, Oklahoma (Address of principal executive offices)	73120 (Zip Code)
Registrant’s telephone number, including area code: (405) 488-1304
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Agreement and Plan of Merger
Support Agreement
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
On October 15, 2007, Quest Resource Corporation (the “Company”), Quest MergerSub, Inc., a wholly-owned subsidiary of the Company (“MergerSub”) and Pinnacle Gas Resources, Inc. (“Pinnacle”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which MergerSub will merge (the “Merger”) with and into Pinnacle, with Pinnacle continuing as the surviving corporation and as a wholly-owned subsidiary of the Company.
Under the terms of the Merger Agreement, Pinnacle’s stockholders will receive 0.6584 shares of the Company’s common stock for each share of Pinnacle common stock they own. It is anticipated that the Company’s current stockholders will own approximately 55 percent of the Company following the merger and Pinnacle’s current stockholders will own the remaining approximately 45 percent. The Merger is expected to be tax free to stockholders of both companies.
Following the merger, Jerry Cash will continue to serve as Chairman, President and Chief Executive Officer and as a director of the Company. The Board of Directors of the Company will consist of seven directors, four designated by the Company and three designated by Pinnacle.
As a result of the merger, Pinnacle will survive as a wholly owned subsidiary of the Company. The Company will continue to be listed on the NASDAQ Stock Market. The Merger is subject to various conditions, including approval of the stockholders of both the Company and Pinnacle and other customary conditions. It is anticipated that the closing of the merger will occur in the first or second quarter of 2008.
The Merger Agreement contains certain termination rights for both the Company and Pinnacle, and further provides that, upon termination of the Merger Agreement under specified circumstances (including an adverse change by either party’s board of directors of its recommendation to stockholders to vote for the Merger) a party may be required to pay the other party a termination fee of $3.0 million.
The foregoing description of the Merger and the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.
Important Additional Information Will Be Filed with the SEC
In connection with the Merger and required stockholder approval, the Company and Pinnacle intend to file a Registration Statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), a portion of which will be the joint proxy statement with respect to the meetings of the stockholders of Pinnacle and the Company. HOLDERS OF THE COMPANY’S COMMON STOCK ARE ADVISED TO READ THE REGISTRATION STATEMENT, PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. When filed with the SEC, they will be available free of charge (along with any other documents and reports filed with the SEC by the Company and Pinnacle) at the SEC’s website, www.sec.gov, and the Company’s stockholders will receive information at an appropriate time on how to obtain these documents and reports free of charge from the Company. Such documents are not currently available. In addition, the documents filed by the Company with the SEC may be obtained free of charge by contacting the Company at: Quest Resource Corporation., Attn: David Grose, 9520 North May Ave., Suite 300, Oklahoma City, Oklahoma 73120; Telephone: 405-488-1304. The Company’s filings with the SEC are also available on the Company’s website at www.qrcp.net.
The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2007 Annual Meeting of Stockholders, which was filed with the SEC on May 3, 2007. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement when it becomes available.
Item 8.01 Other Events.
On October 16, 2007, the Company issued a press release announcing that it had entered into a definitive agreement as discussed in Item 1.01 above. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
          (d) Exhibits.

Number	Description

2.1	Agreement and Plan of Merger, dated as of October 15, 2007, by and among Quest Resource Corporation, Pinnacle Gas Resources, Inc., and Quest MergerSub, Inc.

10.1	Support Agreement, dated as of October 15, 2007, by and between Quest Resource Corporation and certain stockholders of Pinnacle Gas Resources, Inc.

99.1	Press Release, dated October 16, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUEST RESOURCE CORPORATION
Dated: October 15, 2007	/s/ Jerry D. Cash
Jerry D. Cash
Chief Executive Officer